Exhibit 5.3

March 26, 2018

Meritage Homes Corporation

8800 East Raintree Drive, Suite 300

Scottsdale, Arizona 85260

Re: Exchange Offer relating to the 6.00% Senior Notes due 2025

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4, including amendments and exhibits thereto (the “Registration Statement”), for the proposed offer to exchange (the “Exchange Offer”) by Meritage Homes Corporation, a Maryland corporation (the “Company”), and each of the subsidiary guarantors listed on Schedule I to Exhibit 5.1 of the Registration Statement (collectively, the “Guarantors”), up to an aggregate of $200,000,000 in principal amount of the Company’s 6.00% Senior Notes due 2025 that have been registered under the Securities Act of 1933, as amended, and such notes (the “Exchange Notes”), for a like principal amount of the Company’s new outstanding unregistered 6.00% Senior Notes due 2025 (the “Outstanding Notes”) and the guarantees by the Guarantors of the Exchange Notes. The Outstanding Notes were issued, and the Exchange Notes are issuable, pursuant to an Indenture, dated June 2, 2015, by and among the Company, the Guarantors, and Wells Fargo Bank, National Association, as trustee (the “Indenture”).

In connection with the transactions contemplated by the Registration Statement, we have acted as counsel to two of the Guarantors, Meritage Homes of Florida, Inc., a Florida corporation (“Meritage Florida”), and Meritage Homes of Florida Realty, LLC, a Florida limited liability company (“Meritage Florida Realty”), for the limited purpose of rendering this opinion on certain matters of Florida law.

In rendering this opinion, we have examined originals or copies of such limited liability company or corporate records of Meritage Florida and Meritage Florida Realty and such other documents as we consider necessary or advisable for the purpose of rendering the opinions set forth below. We have not independently established any of the facts stated therein, and we have assumed, without investigation or verification, the accuracy of the statements or other information contained therein. Except for reviewing the records of the Florida Department of State and except as otherwise described above, we have not conducted any search or review of any index, docket or other record of any governmental authority.

For purposes of rendering the opinions set forth below, we have further assumed, without independent verification of any kind, (a) that the signatures of all persons signing all documents we have examined are genuine; (b) the legal capacity of all natural persons; (c) that all documents submitted to us as copies, whether certified or not, conform to authentic original documents.

Based upon and subject to the foregoing and the further qualifications and limitations set forth below, and as a result of our consideration of such questions of law as we deem relevant, we are of the opinion, as of the date hereof, that:

1. Meritage Florida has all requisite corporate power and authority, and as the sole member and as manager of Meritage Florida Realty, has all requisite corporate power and authority on behalf of Meritage Florida Realty, to execute and deliver the guarantees to be endorsed on the Exchange Notes by Meritage Florida and Meritage Florida Realty.

2. Meritage Florida, on its own behalf and as the sole member and as a manager of Meritage Florida Realty, has duly authorized the execution, delivery, and performance of the guarantees to be endorsed on the Exchange Notes by Meritage Florida and Meritage Florida Realty.

We are licensed to practice law in the State of Florida. The opinions set forth herein are based solely on, and are limited in all respects to, the substantive laws of the State of Florida in force and effect on the date hereof, except that we express no opinion regarding Florida securities laws with respect to the transactions contemplated by the Registration Statement. We express no opinion as to matters governed by the laws of any other state or jurisdiction, including federal laws. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof.

This opinion may be relied upon by Snell & Wilmer, L.L.P. in connection with giving its separate opinion in connection with the Registration Statement.

Very truly yours,

LOWNDES, DROSDICK, DOSTER, KANTOR & REED, P.A.

By:	/s/ JAMES J. HOCTOR
James J. Hoctor, Vice President